EXHIBIT 23.1

871 Coronado Center Drive Suite 110 Henderson, Nevada 89052 702.413.6000 702.413.6056/ Fax www.rbsmllp.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Mitesco, Inc. and subsidiaries (the Company) on Form S-8 (Commission File No. 333-252293) of our report dated March 24, 2021, with respect to our audit of the consolidated financial statements of Mitesco, Inc. as of December 31, 2020 and for the year then ended, which report is included in this Annual Report on Form 10-K, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

RBSM LLP

Henderson, NV

March 24, 2021